Exhibit 10.1
Execution Version

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) effective as of December 31, 2021 (the “Effective Date”) between Comtech Telecommunications Corp. (the “Company”) and Michael Porcelain (“Porcelain”). The Company and Porcelain desire to enter into an employment agreement on the terms and conditions set forth herein in connection with Porcelain becoming the Company’s Chief Executive Officer and President. Porcelain and the Company entered into a Change in Control Agreement (Tier 1) (the “CIC Agreement”) pursuant to which Porcelain is eligible to receive certain payments and benefits from the Company in connection with the termination of Porcelain’s employment in the circumstances described in the CIC Agreement. Capitalized terms used but not defined in this Agreement have the meanings given to such terms in the CIC Agreement.

Accordingly, the Company and Porcelain hereby agree as follows:

1. The Company hereby employs Porcelain for the period (hereinafter referred to as the “Employment Period”) commencing on the Effective Date and, except as otherwise provided in Paragraph 6 hereof, terminating at the close of business on December 31, 2024. During the Employment Period, Porcelain shall be the Chief Executive Officer and President of the Company and shall have supervision over the business and affairs of the Company and its subsidiaries. During the Employment Period, Porcelain shall report and be responsible only to the Board of Directors of the Company and shall have powers and authority superior to those of any other officer or employee of the Company or any of its subsidiaries. During the Employment Period, Porcelain shall be nominated for election by the Company’s shareholders to the Board of Directors. Except as otherwise specifically provided herein, if Porcelain remains employed by the Company following the expiration of the Employment Period, this Agreement shall thereupon terminate and Porcelain’s employment with the Company shall be “at will”.

2. The Company shall pay to Porcelain, for all services rendered by him during the Employment Period, compensation as follows:

(a) Salary (“Base Salary”) at the annual rate of $780,000, plus such additional amounts, if any, as the Executive Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may from time to time determine, payable in accordance with the Company’s current practice. Once increased, the Base Salary may not be decreased without Porcelain’s prior written consent.

(b) During the Employment Period, Porcelain may receive from time to time, in the sole discretion of the Compensation Committee, annual incentive compensation under the Company’s annual incentive plans or programs generally made available to the Company’s senior executives (“Incentive Compensation”) under the Company’s 2000 Stock Incentive Plan, as amended (the “2000 Plan”), on such terms and conditions as determined by the Compensation Committee, it being understood that (A) the target amount of Porcelain’s total direct compensation (consisting of Porcelain’s Base Salary and Incentive Compensation opportunity) for each full fiscal year of the Employment Period shall not be less than $3,150,000 (“Total Direct Compensation”) (it being further understood that (x) the target amount of Total Direct Compensation for each full fiscal year of the Employment Period shall be established by the Compensation Committee and (y) the Incentive Compensation component of Total Direct Compensation is variable), (B) the performance criteria to which Incentive Compensation is subject shall be based solely on Company-wide performance measures that are the same as the Company-wide performance measures applicable to the other most senior executive officers of the Company, as a group, for such period, (C) the Compensation Committee shall not exercise negative discretion to reduce the Incentive Compensation to be paid to Porcelain if such Company-wide performance measures are met, and (D) Incentive Compensation payable to Porcelain under this Paragraph 2(b) may be payable in cash or in shares of the Company’s common stock, as determined by the Compensation Committee in its discretion. Without limiting the foregoing, for fiscal year 2022, Porcelain’s Incentive Compensation shall consist of a Non-Equity Incentive Compensation Award of at least $924,380. Incentive Compensation payable under this Paragraph 2(b) in respect of a completed fiscal year shall be paid no later than the end of the calendar year in which the fiscal year to which it relates ends promptly after completion of the Company’s audited year-end financial statements for such fiscal year (but in any event by the end of the calendar year in which such fiscal year ends) and at the same time as incentive compensation is paid to the other most senior executive officers of the Company. Incentive Compensation payable under this Paragraph 2(b) in respect of a Termination that occurs during the Employment Period shall be paid on the 60th day after his Termination of Employment based on unaudited financial information for the relevant period, subject to Paragraph 12(c) hereof and the terms of the CIC Agreement. If Porcelain voluntarily terminates his employment with the Company without Good Reason (as defined in the CIC Agreement) or if the Company terminates his employment for Cause (as defined in the CIC Agreement), Porcelain shall forfeit his right to receive any Incentive Compensation accrued but unpaid in accordance with this Paragraph 2(b).

(c) On the date this Agreement is executed (the “Execution Date”), Porcelain will receive a one-time grant of Restricted Stock Units under the 2000 Plan, for units representing shares of the Company’s common stock with a fair market value equal to $350,000 on the date of grant (the “RSU Grant”). The RSU Grant shall vest in equal annual installments on each of the first 3 anniversaries of January 1, 2022, subject to Porcelain’s continued

employment through each applicable vesting date. Additionally, on the Execution Date, Porcelain will receive an additional grant of Restricted Stock Units and Long-Term Performance Shares with a value equal to the amount which reflects the increase in his Total Direct Compensation (the “Top-Up Grant”). The additional value of the Top-Up Grant shall be allocated 50% to Restricted Stock Units and 50% to Long-Term Performance Shares and shall vest according to the Goal Sheet which sets forth the fiscal year 2022 Performance Incentive Compensation Targets for Porcelain.

3. During the Employment Period, Porcelain shall be entitled to participate in, and receive benefits in accordance with, the Company’s employee benefit plans and programs at the time maintained by the Company for its executives, subject to the provisions of such plans and programs. In addition, during the Employment Period, the Company will provide Porcelain, at the Company’s expense, with a $1,000 monthly automobile allowance.

4. During the Employment Period, Porcelain shall be entitled to receive reimbursement for all expenses reasonably incurred by him in connection with his duties hereunder in accordance with the usual policies and procedures of the Company.

5. (a) During the Employment Period, Porcelain shall be reimbursed for term life insurance coverage with a death benefit of up to three times Base Salary, provided that the premium rate for purposes of such reimbursement shall be based on the premium rate utilized by the AICPA Insurance Trust – Affinity Group Policy V0014273 (currently issued by Prudential and managed by AON) or equivalent. This benefit is intended to be in addition to, and not in lieu of, any group life insurance coverage provided by the Company.
(b) In addition to the insurance provided for in Paragraph 5(a) hereof, the Company, in its discretion, and at its own cost and expense, may also obtain insurance covering Porcelain’s life in such amount as it considers advisable, payable to the Company, and Porcelain agrees to cooperate fully to enable the Company to obtain such insurance.

6. The Employment Period may be earlier Terminated only as follows:

(a) By action of the Board of Directors of the Company, upon notice to Porcelain, if during the Employment Period Porcelain shall fail to perform his duties with the Company due to a disability (for which he qualifies for disability benefits) (“Disability”), or for Cause;

(b) By the Company other than for Cause or for Disability or by Porcelain for Good Reason;

(c) By Porcelain, voluntarily upon 90 days’ prior written notice other than for Good Reason under Paragraph 6(b); or

(d) By the Company due to Porcelain’s death.

The Company shall be responsible to pay for Porcelain’s reasonable attorney’s fees, expenses and disbursements in any action to recover any amounts due him or obtain other relief under this Agreement or the CIC Agreement or in any action relating to a breach by the Company of this Agreement or the CIC Agreement within 20 days after the receipt by the Company of a statement or statements requesting such payment (including payment of any retainers or advances required).

7. (a) Porcelain acknowledges that his services hereunder are of a special and unique nature and his position with the Company places him in a position of confidence and trust with clients and employees of the Company. Therefore, and in consideration of the Company’s performance of its covenants and agreements under this Agreement, Porcelain will not at any time during his employment with the Company and for a period of two years thereafter (the “Restrictive Period”), directly or indirectly, engage in any business (as an owner, joint venturer, partner, stockholder, director, officer, consultant, agent or otherwise, other than as the owner of less than 1% of the outstanding class of a publicly traded security) which competes with the business in which the Company is presently engaged or may be engaged at any time during his employment with the Company.

(b) Porcelain agrees that he will not (except on behalf of the Company during his employment with the Company), during the Restrictive Period, employ or retain, solicit the employment or retention of, or knowingly cause or encourage any entity to retain or solicit the employment or retention of, any person who is or was an employee of the Company at any time during the period commencing 12 months prior to the Termination of Porcelain’s Employment with the Company. After Termination of Porcelain’s Employment with the Company: (i) Porcelain will refrain from disparaging, whether orally, in writing or in other media, the Company, its affiliates, the officers, directors and employees of each of them, and the products and services of each of them, and (ii) the Company will not disparage Porcelain or otherwise comment upon the employment performance of Porcelain other than as may be required by law or as requested by Porcelain.

(c) Any discovery, design, invention or improvement (whether or not patentable) that Porcelain develops during his employment with the Company (whether or not during his regular working hours or on the Company’s premises) and that is related to the Company’s business or operations as then conducted or contemplated, shall belong solely to the Company and shall be promptly disclosed to the Company. During the period of his employment with the Company and thereafter, Porcelain shall, without additional compensation, execute and deliver to the Company any instruments of transfer and take any other action that the Company may reasonably request to carry out the provisions of this Paragraph, including executing and filing, at the Company’s expense, patent and/or copyright applications and assignments of such applications to the Company.

(d) Porcelain will not at any time, directly or indirectly, without the Company’s prior written consent, disclose to any third party or use (except as authorized in the regular course of the Company’s business or in Porcelain’s performance of his responsibilities as the Company’s Chief Executive Officer) any confidential, proprietary or trade secret information that was either acquired by him during his employment with the Company or thereafter, including, without limitation, sales and marketing information, information relating to existing or prospective customers and markets, business opportunities, and financial, technical and other data (collectively, the “Confidential Information”). After Termination of Porcelain’s Employment with the Company for any reason and upon the written request of the Company, Porcelain shall promptly return to the Company all originals and/or copies of written or recorded material (regardless of the medium) containing or reflecting any Confidential Information and shall promptly confirm in writing to the Company that such action has been taken. Notwithstanding the foregoing, the following shall not constitute Confidential Information: (i) information that is already in the public domain at the time of its disclosure to Porcelain; (ii) information that, after its disclosure to Porcelain, becomes part of the public domain by publication or otherwise other than through Porcelain’s act; and (iii) information that Porcelain received from a third party having the right to make such disclosure without restriction on disclosure or use thereof.

(e) Nothing in this Agreement shall be construed to prevent Porcelain from (i) responding truthfully to a valid subpoena; (ii) reporting to, communicating with, contacting, responding to an inquiry from, cooperating with, providing relevant information to or otherwise participating or assisting in an investigation conducted by: (A) any federal, state or local governmental or regulatory body or official(s) or self-regulatory organization regarding a possible violation of any state or federal laws or regulations that has occurred, is occurring or is about to occur, including, but not limited to, the Department of Justice, the Securities and Exchange Commission and any other equivalent office of a federal or state agency or Inspector General; or (B) the Equal Employment Opportunity Commission, the National Labor Relations

Board or any other governmental authority with responsibility for the administration of labor or employment laws regarding a possible violation of such laws. Prior authorization of the Company shall not be required to make any reports or disclosures described above and Porcelain is not required to notify the Company that he has made such reports or disclosures. Additionally, Porcelain will not be held criminally or civilly liable for disclosure of a trade secret made in confidence to a government official (federal, state, or local) or to an attorney for the sole purpose of reporting or investigating a suspected legal violation. Further, Porcelain will not be liable for disclosing a trade secret in a lawsuit and other proceeding if the filings are made under seal.

8. Porcelain acknowledges that, in view of the nature of the Company’s business, the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company and its affiliates and that any violation of such restrictions will result in irreparable injury to the Company for which money damages will not be an adequate remedy. Accordingly, Porcelain agrees that, in addition to such money damages, he may be restrained and enjoined from any continuing breach of such covenants without any bond or other security being required by any court. In the event of a material violation by Porcelain of any provision of Paragraph 7 hereof, any severance compensation being paid to Porcelain pursuant to the CIC Agreement or otherwise shall immediately cease, and the provisions of Section 5 of the CIC Agreement (regarding the obligation to repay the Company in certain instances) shall apply to such breach. If any restriction contained in this Agreement shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated thereby.

9. Any offer, notice, request or other communication hereunder shall be in writing and shall be deemed to have been duly given if hand delivered or mailed by registered or certified mail, return receipt requested, addressed to the respective address of each party hereinafter set forth, or to such other address as each party may designate by a notice pursuant hereto, which change of address notice shall be effective upon receipt thereof.

If to the Company:	Comtech Telecommunications Corp. 68 South Service Road Melville, NY 11747
Attention: Secretary

If to Porcelain:	At his home address appearing in the records of the Company.

10. If any provision of this Agreement shall be held for any reason to be unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.

11. This Agreement, including, without limitation, the provisions of this Paragraph 11, shall be binding upon and inure to the benefit of, and shall be deemed to refer with equal force and effect to, any corporate or other successor to the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or business of the Company. This Agreement shall not be assignable by the Company or any such successor, except to the corporate or other successor referred to in the preceding sentence. Except in accordance with Company policy to personal or family trusts in connection with personal or family financial planning, Porcelain may not assign, pledge or encumber his interest in this Agreement without the written consent of the Company. This Agreement shall be binding upon and inure to the benefit of Porcelain, his heirs and personal representatives. This Agreement constitutes the entire agreement by the Company and Porcelain with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Porcelain and the Company with respect to the subject matter hereof, whether written or oral. For the avoidance of doubt, this Agreement does not in any manner whatsoever supersede the CIC Agreement or the Indemnification Agreement, dated March 7, 2007 by and between the Company and Porcelain. If, however, the CIC Agreement expires or is otherwise terminated and the Company and Porcelain do not enter into an agreement providing for severance benefits, the provisions thereof as of the date of such expiration or termination shall be incorporated herein, mutatis mutandis. This Agreement may be amended or modified only by a written instrument executed by Porcelain and the Company. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of law principles.

12. (a) The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Porcelain notifies the Company (with specificity as to the reason therefor) that Porcelain believes that any provision of this Agreement (or of any award of compensation) would cause Porcelain to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with Porcelain, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Porcelain and the Company of the applicable provision without violating the provisions of Code Section 409A.

(c) “Termination (Terminates or Terminated)”, “Termination of Employment” and “Termination of the Employment Period” means an event by which Porcelain’s then current employment relationship with the Company and all subsidiaries (or a successor) has ended, regardless of whether Porcelain has been subsequently rehired into a new position (including, without limitation, as a consultant). However, notwithstanding the foregoing or any other provision to the contrary in this Agreement, any payment or the provision of any benefit that is specified as subject to this Paragraph or any other payment or provision of any benefit which constitutes a deferral of compensation for purposes of Code Section 409A that is to made upon a Termination of Employment shall only be made upon a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) and, if Porcelain is deemed on the date of such termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), such payment or benefit shall be made or provided (subject to the second to last sentence of this Paragraph 12(c)) at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Porcelain, and (ii) the date of Porcelain’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Paragraph 12(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Porcelain in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Porcelain that would not be required to be delayed if the premiums therefor were paid by Porcelain, Porcelain shall pay the full cost of the premiums for such welfare benefits during the Delay Period and the Company shall pay Porcelain an amount equal to the amount of such premiums paid by Porcelain during the Delay Period promptly after its conclusion. Subject to the previous sentence, the Company shall pay the Company portion of the premiums for any such ongoing welfare plan benefits on a monthly basis not later than the month following the due date for such premiums.

(d) Following the occurrence of a Change in Control, in the event that Porcelain becomes liable for any additional tax, interest or penalty under Code Section 409A or any damages resulting from the failure of the payments and benefits provided under this Agreement or any other agreement between Porcelain and the Company (including the CIC Agreement) to comply with Code Section 409A resulting from a failure of the Company to comply with a documentary or operational requirement under Code Section 409A, Porcelain shall be entitled to receive payment from the Company fully indemnifying him on an after-tax basis for the effect of such additional tax, interest, penalty or damages. Such additional indemnification payment shall be made within ninety days following the date on which Porcelain remits such additional tax, interest, penalty or damages.

(e) Any expense reimbursement under this Agreement (including Paragraph 4 or 5(a)) hereof shall, except as permitted under Code Section 409A, be made on or before the last day of the taxable year following the taxable year in which such expense was incurred by Porcelain, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year. The right to receive a reimbursement or an in-kind benefit payable hereunder is not subject to liquidation or exchange for another benefit.

(f) Notwithstanding anything in this Agreement or elsewhere to the contrary, a Termination of Employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a Termination of Porcelain’s Employment unless such Termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of Termination for purposes of any such payment or benefits.

(g) Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. With regard to any installment payments provided for under this Agreement, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Michael Porcelain
/s/ Michael Porcelain     Date: January 3, 2022
COMTECH TELECOMMUNICATIONS CORP.
By: /s/ Michael Bondi     Date: January 3, 2022
Name: Michael Bondi
Its: Chief Financial Officer

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